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                                                                       EXHIBIT 7

                                                                February 7, 2000

General Atlantic Partners 48, L.P.
General Atlantic Partners 50, L.P.
GAP Coinvestment Partners, L.P.
c/o General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT  06380

Ladies and Gentlemen:

             In separate letters dated January 10, 2000, each of you agreed to extend the restrictions on your right to sell, dispose or engage in certain other transactions in the common stock and common stock equivalents of priceline.com Incorporated through the period ending on May 8, 2000. At the same time, in those separate letters, we agreed to an immediate release for sale of a total of 5,000,000 shares of common stock of priceline.com by you collectively as specified in those letters. In addition, we agreed that beginning on February 8, 2000 each of you would be permitted to sell, distribute, transfer or dispose of up to 15% of the remaining shares of common stock of priceline.com you each owned after giving effect to the sale of the 5,000,000 shares of common stock of priceline.com permitted by the January 10 releases.

             We now agree that you may reallocate the sales, distributions, transfers and dispositions that are permitted beginning on February 8, 2000 among yourselves so long as the aggregate number of shares to be sold, distributed, transferred and disposed by you collectively does not exceed 15% of the aggregate number of remaining shares of common stock of priceline.com that you collectively own after giving effect to the sale of the 5,000,000 shares permitted by the January 10 releases.

                                         Very truly yours,


                                         By: /s/ William J. Sanders
                                             ----------------------
                                             William J. Sanders
                                             Managing Director